Exhibit 10.62

NETWORKING EQUIPMENT LEASE AGREEMENT

Among

Aegis BPO Services Ltd

And

Aegis Communications Group Inc.

And

SREI Infrastructure Finance Limited

TABLE OF CONTENTS

1.	DEFINITIONS & INTERPRETATION	4

2.	LEASE AND TERM	6

3.	LEASE RENTALS	6

4.	OBLIGATIONs OF THE LESSOR and the LESSEE	6

5.	ASSIGNMENT	9

6.	EVENTS OF DEFAULT & TERMINATION	10

7.	REPRESENTATION	11

8.	INDEMNITY AND DAMAGES	12

9.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION	13

10.	MISCELLANEOUS	14

SCHEDULE I: Definition		18

SCHEDULE II: LEASE RENTALS		21

SCHEDULE III: DETAILS OF LEASED ASSET		23

SCHEDULE IV: FORMAT OF NOTICE		24

This Lease Agreement made this 18th day of August, 2005

Among

AEGIS BPO SERVICES LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at Essar House, P.O. Box 7945, Mahalaxmi, Mumbai 400034 and corporate office at 5th Floor, Beta Tower, No. 7, Whitefield Main Road, Sigma Soft-Tech Park, Bangalore-560066 (hereinafter referred to as “Lessor”, which expression shall unless excluded by the context or otherwise, include its successors and assigns) of the First Part.

-And-

AEGIS COMMUNICATIONS GROUP INC, a Delaware corporation incorporated under the laws of Delaware, having its corporate office at 8001 Bent Branch Drive, Irving, Texas 75063, USA (hereinafter referred to as “Lessee”, which expression shall unless excluded by the context or otherwise, include its successors and permitted assigns) of the Second Part.

-And-

SREI INFRASTRUCTURE FINANCE LIMITED (formerly SREI International Finance Limited), a company incorporated under the Companies Act, 1956 having its registered office at “VISWAKARMA”, 86C, Topsia Road (South), Kolkata -700 046 and its corporate branch office at “Ganga Jamuna Building”, 28/1, Shakespeare Sarani, Kolkata 700 017 (hereinafter referred to as “SREI”, which expression shall, unless repugnant to the context or otherwise, include its successors and assigns) of the Third Part.

WHEREAS

1.	The Lessee is desirous of upgrading its IT infrastructure to create virtual contact delivery centers across North America, India and South America and has therefore approached the Lessor to lease the Leased Asset.

2.	The Lessor has entered into a Purchase Agreement with the Manufacturer for purchase of the Leased Asset, which is financed by SREI pursuant to the Loan Agreement.

3.	The Lessor has decided to lease the Leased Asset, the Lessee has decided to take on lease and SREI confirms the lease subject to the terms and conditions contained hereinafter.

NOW THIS LEASE AGREEMENT WITNESSETH THAT IN CONSIDERATION OF MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS & INTERPRETATION

1.1	Definition

a.	In this Lease Agreement (including the recitals above and the Schedule(s) hereto), except where the context otherwise requires, capitalized terms shall have the same meaning as ascribed to in Schedule I.

1.2	Interpretation

a.	In this Lease Agreement, save where the context otherwise requires: -

i)	The singular includes the plural and vice versa;

ii)	A reference to a Section or a Clause is a reference to a Section or Clause in, or in the Schedule to this Lease Agreement;

iii)	The use of the word “including” followed by a specific example/s in this Lease Agreement, shall not be construed as limiting the meaning of the general wording preceding it;

iv)	When any number of days is prescribed in any document, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day does not fall on a Business Day, in which case the last day shall be the next succeeding day which is a Business Day;

v)	Reference to a “party” is to a party to this Lease Agreement and reference to “parties” is, unless the context otherwise requires, a reference to the parties to this Lease Agreement;

vi)	Reference to a party to this Lease Agreement shall include their respective successors, assignees or transferees (to the extent assignment or transfer is permitted under this Lease Agreement);

vii)	References to any law, statute or rules shall include references to such law, statute or rules as may after the Lease Agreement Date be amended, supplemented or re-enacted from time to time;

viii)	The rule of construction, if any, that a contract should be interpreted against the parties responsible for drafting and preparation thereof shall not apply;

ix)	The Schedule(s) to this Lease Agreement shall be deemed to be incorporated in and form an integral part of this Lease Agreement;

x)	Reference to a “person” includes (as the context requires) an individual, proprietorship, partnership firm, company, body corporate, co-operative society, entity, authority or any body, association or organization of individuals or persons whether incorporated or not;

xi)	Reference to any agreement, deed, document, instrument, rule, regulation, notification, statute or the like shall mean a reference to the same as may have been duly amended, modified or replaced. For the avoidance of doubt, a document shall be construed as amended, modified or replaced only if such amendment, modification or replacement is executed in compliance with the provisions of such document(s); and

xii)	Reference to any Clause, or Section shall mean a reference to a Clause, or Section of this Lease Agreement, unless specified otherwise.

b.	Headings and the use of bold typeface is for the convenience of the reader only and shall not be used in any way for purposes of interpreting this Lease Agreement.

2.	LEASE AND TERM

2.1	Lessor hereby lets on lease to the Lessee, the Lessee takes on lease from the Lessor from the Lease Agreement Date and SREI hereby confirms the lease of the Leased Asset, subject to the terms and conditions of this Lease Agreement.

2.2	This Lease Agreement shall come into effect from the Lease Agreement Date and shall be in full force and effect for a period of 3 years 2 months (“Term”) from the Lease Agreement Date, with an option to renew it for a further period in accordance with the terms and conditions as may be mutually agreed to by the parties, unless determined earlier.

3.	LEASE RENTALS

3.1	In consideration of the lease granted by the Lessor to the Lessee under Section 2.1, the Lessee shall pay the Lease Rentals in the manner specified in Schedule II into an Escrow Account.

3.2	It is made abundantly clear that the Lessee shall make payment of Lease Rentals and any other payment to the Lessor under this Agreement only in INR and all the risks arising out of foreign exchange rate fluctuations will be solely borne by the Lessee.

4.	OBLIGATIONS OF THE LESSOR AND THE LESSEE

4.1	Obligations of the Lessee

From the Lease Agreement Date, and at any time during the Term, the Lessee shall: -

a.	Pay punctually, in the manner and within the time specified in Schedule II, the Lease Rentals into the Escrow Account only and in no other account or place, subject to Section 5.4.

b.	Use the Leased Asset in accordance with the Manufacturer’s specification and in accordance with industry’s practices.

c.	Obtain all the Clearances as may be required under the Applicable Laws for installation and use of the Leased Asset.

d.	Obtain all the Clearances as may be required under the Applicable Laws for remittance of the Lease Rentals in accordance with Section 3 hereinabove.

e.	The Leased Asset shall remain exclusively charged in favor of SREI and the Lessee shall not create any lien charged in favour of any other person on the Leased Asset.

f.	Ensure that all the provisions of the Applicable Laws in relation to creation of charge in favour of SREI to the extent it is applicable to the Lessee under the Applicable Laws have been complied with.

g.	Pay and discharge all the expenses pertaining to stamp duty or registration charges, any other expenses by whatsoever name called, taxes and all other cess, duty, expenses, levies pertaining to this Lease Agreement which are imposed in US .

h.	Insure the Leased Asset and the Premises in which the Leased Asset is installed against loss, fire, burglary, lightening, explosion, riot, strike, malicious damage, civil commotion, storm, flood, construction risks and such other risks in form and substance by a USA insurance carrier acceptable to SREI. Lessee is not responsible to insure the Leased Asset while said Leased Asset is in transit to the Premises for installation by the Lessor. Lessee has responsibility to insure Leased Asset in accordance with clause h hereinabove when the Leased Asset is on the Premises or in transit thereafter at the instance of the Lessee.

i.	Ensure that SREI is named as an additional insured under the commercial general liability policy and as loss payee on the insurance policies taken out in accordance with clause h hereinabove. An ACCORD insurance certificate evidencing Lessee’s insurance coverage for the perils set forth in clause h hereinabove shall be provided to the parties of this Lease Agreement upon request. NOTE: Please clarify the meaning of Accord insurance certificate.

j.	Ensure that the resolutions if any as may be required under the Applicable Laws have been passed for obtaining lease of the Leased Asset.

k.	From the date of receipt of notice in writing from SREI under Section 5.4, pay the Lease Rentals in the Escrow Account or at such place as may be specified in the notice by SREI.

l.	Shall not without the previous approval in writing of SREI, remove the Leased Asset from the Premises, which permission shall not be unreasonably withheld.

m.	Provide full and reasonable access to the Lessor and SREI to the Premises where the Leased Asset is installed.

n.	During the Term, maintain the Leased Asset in a good condition and undertake all the repairs, alteration/up gradation as may be required for this purpose.

It is made abundantly clear that the Lessee shall bear all the expenses that may be incurred by it in fulfillment of the obligations as stated in Section 4.1 hereinabove, including but not limited to the obligation of maintaining the Leased Asset and carrying out repairs and alterations as stated in Clause 4.1 n hereinabove.

4.2	Obligations of the Lessor

a.	The Lessor shall bear all the expenses pertaining to stamp duty, registration charges, any other expenses, taxes, cess, duty, levies or any charges pertaining to this Lease Agreement which are imposed in India.

b.	The Lessor shall be responsible for taking out a comprehensive insurance policy covering all the risks and in particular the risks as specified hereinabove, arising during transit of the Leased Asset from the Manufacturer’s place to the Premises in form and substance acceptable to SREI from an insurance company approved by SREI.

4.3	It is made abundantly clear that the Lease Rentals specified in Schedule II is exclusive of any taxes, charges, cess, duty or any other amounts (other than the Lease Rentals payable to the Lessor) as may be payable to any authority or person either in U.S. or in India.

5.	ASSIGNMENT

5.1	Notwithstanding anything to the contrary, the Lessee shall not sell, dispose of, encumber, mortgage, charge, sub-let or transfer in any manner whatsoever the Leased Asset to any third party, without obtaining the prior approval in writing of the Lessor and SREI.

5.2	The Lessee shall not sell, assign, or transfer its rights and obligations arising under this Lease Agreement to any third party without the prior written consent of the Lessor and SREI. Notwithstanding the foregoing, the Lessee may with SREI’s prior written permission, which shall not be unreasonably withheld, assign this Lease Agreement to an entity that buys all or substantially all of the assets of the Lessee.

5.3	The Lessor shall not sell, assign, or transfer its rights, title, interest and benefit arising under this Lease Agreement to any third party without the prior written consent of SREI. Provided, that this Section shall not be applicable to SREI in the event of its acquiring all rights, title and benefits of the Lessor pursuant to the provisions of automatic assignment under Section 5.4.

5.4	In the event of default by the Lessor under the Loan Agreement, all the rights, title, interest and benefits accruing in favour of the Lessor, under the Lease Agreement, including but not limited to the right to receive Lease Rentals shall from the date of default stand automatically assigned to and vest in SREI without any further act. SREI shall upon such default by the Lessor, issue a notice to the Lessee with a copy marked to the Lessor, in the form specified in Schedule IV, intimating the Lessee about the default and on and from the date of receipt of such notice by the Lessee, the Lessee shall continue to keep making payment of the Lease Rentals in the Escrow Account or at such other place as SREI may specify in the notice.

6.	EVENTS OF DEFAULT & TERMINATION

6.1	Events of Default by Lessee:

a)	If the Lessee fails to pay the Lease Rentals in accordance with Section 3 of this Lease Agreement.

b)	If the Lessee fails to fulfill its obligations in accordance with Section 4.1.

c)	If the Lessee commits a breach of any of the covenants or representations or warranties made under this Lease Agreement, and fails to cure such breach within thirty (30) days after Lessee’s receiving written notice thereof.

6.2	Events of Default by the Lessor

a)	If the Lessor commits a material breach of any of the covenants or representations or warranties made under this Lease Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

6.3	Termination

a)	This Lease Agreement shall not be terminable during the Term. However, the Lease Agreement may be terminated by either party on the happening of any of the Event of Default as specified in Section 6.1 and Section 6.2, after obtaining the prior written approval of SREI.

b)	Upon termination under Section 6.3(a) hereinabove, the Lessee shall within thirty (30) days from the Termination Date deliver possession of the Leased Asset to SREI or to such person as SREI may direct.

7.	REPRESENTATION

7.1	Each party represents and warrants to the other that -:

a.	It has all necessary power and authority to enter into this Lease Agreement and to perform all of the obligations to be performed by it under this Lease Agreement. This Lease Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation which is enforceable in accordance with its terms.

b.	The execution and delivery of this Lease Agreement and the performance of its obligations hereunder will not (i) conflict with or result in the breach of the terms of any other contract or commitment to which it is a party or by which it is bound, (ii) violate its memorandum of association, articles of association or bye-laws, or any other equivalent organizational document, (iii) conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license to which it is a party or by which it is bound or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which it is a party or by which it is bound.

c.	There are no actions, suits or proceedings existing, pending or, to its knowledge, threatened against or affecting it before any court, arbitrator or governmental or administrative body or agency that affect the validity or enforceability of this Lease Agreement or that would affect its ability to perform its obligations hereunder.

7.2	Without prejudice to the generality of the aforesaid, the Lessee represents and warrants that: -

a.	The Leased Asset conforms to and meets the requirement of the Lessee.

b.	The Lessee has obtained all applicable consents and approvals prior to or on the Agreement Date and no further Clearances are required in connection with: -

i.	The execution, delivery and performance of this Lease Agreement; and

ii.	The legality, validity, binding effect or enforceability hereof.

c.	It is not in arrears of any public demands such as income tax, service tax, or any other taxes or statutory dues payable to the relevant authority.

d.	All authorisations as are necessary for execution of the Lease Agreement for and on its behalf are in full force and effect.

7.3	The Lessor represents that leasing does not constitute the primary business of the Lessor and that the income derived by way of Lease Rentals pursuant to this Lease Agreement does not constitute the main source of income and is in addition to the income derived by it from its core business being, business process operations.

8.	INDEMNITY AND DAMAGES

8.1	The Lessee indemnifies the Lessor against all losses arising

a.	From failure of the Lessee to use the Leased Asset in the manner as stated in Section 4.1b hereinabove.

b.	In the event any of the representation or warranty made by the Lessee in Section 7 is false in material particulars.

c.	From failure of the Lessee to fulfill its obligations as stated in Section 4.1 hereinabove.

8.2	The Lessor shall indemnify SREI against all the losses arising consequent to Section 8.1a to 8.1c hereinabove which depreciates or adversely affects the value of the Leased Asset being security for the Loan.

9.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

9.1	This Lease Agreement is governed by and is to be construed in accordance with the laws of India.

9.2	All the Lease Rentals are payable by the Lessee to the Lessor into the Escrow Account in Kolkata, India. Therefore, the courts at either Kolkata or Mumbai, India, shall have exclusive jurisdiction with respect to any dispute arising from this Lease Agreement.

9.3	Any disputes or differences arising out of or in relation to this Lease Agreement shall be at the first instance settled expeditiously and fairly by the parties hereto. In the event of the parties not being able to resolve the same, any such disputes or differences shall be referred to the sole arbitration of an arbitrator appointed by, and agreed to, by all the parties, in accordance with the provisions of The Arbitration and Conciliation Act, 1996. In the event the parties are unable to agree on the appointment of a sole arbitrator, the arbitrator shall be appointed by the Chief Justice of the High Court of Calcutta. Provided, however that neither the Lessor nor the Lessee can file an application for interim measure under section 9 of The Arbitration and Conciliation Act, 1996 or under any other section or any other law for the time being in force, before any court of law or tribunal, without obtaining the prior permission in writing of SREI.

10.	MISCELLANEOUS

10.1	Notice: All notices required and permitted under the provisions of this Lease Agreement or by law to be served upon or to be given to a party hereto by any other party hereto shall be in English language and shall be deemed duly served or given:

(i)	on the date of service, if sent by facsimile transmission with appropriate confirmation of receipt or by email; or

(ii)	on the 7th day after service, if sent by an internationally recognized courier and addressed as follows:-

If to the Lessor: Aegis BPO Services Ltd	If to the Lessee: Aegis Communications Group Inc.	If to SREI: SREI Infrastructure Finance Limited

Attention: Mr. Surendra Agarwal Facsimile No: 022-24954490 Email: surendra@essar.com	Attention: Mr. Kent Van Houten and Mr. Hough Marshall, Legal Facsimile No: 972.868.0218 Email Id: VanHoutK@aegiscomgroup.com;	Attention: Mr. Chandrashekhar Damle Facsimile No: 022.24973709 Email Id: Shekhard@srei.com

10.2	Severability: If any provision of this Lease Agreement is found to be illegal, invalid or unenforceable, then such provision shall be severed from this Lease Agreement and the remaining provisions of this Lease Agreement will continue in full force and effect and operate as if the severed provision had not been included.

10.3	Amendments/Modifications: This Lease Agreement, together with the Schedule hereto, contains the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral. No modification to this Lease Agreement shall be binding unless agreed to in writing by the parties hereto.

10.4	Waiver: Any delay, inability, omission or failure of any party to exercise any of its rights under this Lease Agreement shall not affect or impair or be deemed to be a waiver of its rights under this Lease Agreement and neither shall it be deemed to affect or impair its rights with respect to any continuing or subsequent default of the other party of the same or different nature under this Lease Agreement.

10.5	Surviving Clauses: Notwithstanding the expiry of the Term or termination of this Lease Agreement, Sections 5 to 9 and this Section 10 shall remain valid and enforceable and the parties shall be bound by these sections.

10.6	Time of Essence: Any date or period as set out in any Clause or Section of this Lease Agreement may be extended with the written consent of all the parties hereto, failing which time shall be of the essence.

10.7	Separate and Independent Rights: Each of the rights of the parties hereto under this Lease Agreement are independent, cumulative and without prejudice to all other rights available to them, the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the parties hereto, whether under this Lease Agreement or otherwise.

10.8	Counterparts: This Lease Agreement may be executed in any number of documents or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any party may execute this Lease Agreement by signing any one or more of such documents or counterparts.

IN WITNESS HEREOF THE PARTIES HERETO HAVE EXECUTED THIS LEASE AGREEMENT, THE DAY, THE MONTH AND THE YEAR HEREINABOVE WRITTEN.

Common Seal of Aegis BPO Services, Ltd. has	)	[impress of Common Seal]
pursuant to the resolution of its Board of	)
Directors passed in that behalf on	)
the 15th day of July, 2005 hereunto been affixed	)
in the presence of	)
)

Mr Rajiv Agarwal, Director)		/s/ Rajiv Agarwal
Director
and Mr Surendra Agarwal	)

/s/ Surendra Agarwal
Authorised Signatory

Aegis Communications Group, Inc.

By the hand of Kannan Ramasamy, President and Chief Executive Officer, on 1 September 2005, who is the only authorised signatory for Aegis.

Corporate Seal of Aegis Communications Group, Inc.: (Affix Seal Hereunder)

/s/ Kannan Ramasamy
Authorised Signatory
[impress of Aegis’ corporate seal]

SIGNED AND DELIVERED BY)
by the hand	)

of Chandrashekhar Damle	)	/s/ Chandrashekhar Damle
duly authorised signatory for SREI.		Authorised Signatory

SCHEDULE I: DEFINITION

“ACORD”	Means a US organization that standardizes insurance forms in the US insurance industry. For example, applications for insurance policies and certificates of insurance for Property and Casualty lines that evidence any insurance the Insured may have for Loss Payees or Additional Insureds are all standardized by ACORD in the US.

“ACORD Insurance Certificate”	Means the US insurance industry standard insurance certificate as issued on an ACORD insurance certificate form on which an Insured’s insurance levels, policies’ numbers and insurance carriers are set forth and given to any Loss Payee(s) or Additional Insured(s) named thereon.

“Applicable Laws”	Shall mean the laws of the country in which the Leased Asset is installed.

“Business Day”	Means the day, comprising of normal working hours, in which scheduled banks conduct business operations in Kolkata, India.

“Clause”	Shall mean a clause in this Lease Agreement.

“Clearances”	Shall mean all the consents, approvals, licenses, permissions, authorisations, required to be obtained from the government or any other authority under the Applicable Laws.

“Escrow Account”	Shall mean the bank account into which the Lease Rentals shall be paid by the Lessee pursuant to an arrangement entered into, inter alia, by SREI with such bank and the Lessor, the details whereof shall be communicated in writing by SREI to the Lessee.

“Event of Default”	Shall mean the event of default specified in Section 6.

“INR”	Shall mean Indian rupees.

“Lease Agreement”	Shall mean, this Agreement along with the Schedules.

“Lease Agreement Date”	Shall mean the 8th day of August, 2005.

“Leased Asset”	Shall mean the leased asset as more fully described in Schedule III.

“Lease Rentals”	Shall mean the lease rentals specified in Schedule II.

“Loan Agreement”	Shall mean the Loan Agreement dated 18th day of August, 2005 entered into between the Lessor and SREI for finance by SREI of the purchase of the Leased Asset by the Lessor.

“Loan”	Shall mean the loan granted by SREI to the Lessor pursuant to the Loan Agreement.

“Manufacturer”	Shall mean the person from whom the Leased Asset is purchased by the Lessor.

“Premises”	Shall mean the office of the Lessee located at 8001 Bent Branch Drive, Irving, Texas, 75063, USA and: 501 Wilson Lane, Elkins, West Virginia, 26241, USA; Fairhills Plaza, 609 Bellview, Building 1A, Fairmont, West Virginia, 26554, USA; 1110 East 7th, Suite 100, Joplin, MO, 64801, USA; 10011 South US Hwy. 1, Port St. Lucie, Florida, 34952, USA; and 4251 Enterprise Way, Sierra Vista, Arizona, 85635, USA.

“Purchase Agreement”	Shall mean the purchase agreement entered into between the Lessor, the Manufacturer and SREI for purchase of the Leased Asset by the Lessor from the Manufacturer.

“Schedule”	Shall mean a schedule to this Agreement.

“Section”	Shall mean a section in this Agreement.

“Term”	Shall have the meaning ascribed to it in Section 2.2.

“Termination Date”	Shall mean the date on which this Lease Agreement is terminated or expires as per the terms of this Lease Agreement.

SCHEDULE II: LEASE RENTALS

Date	Amount (in INR)
Oct 1, 2005	5,630,500
Nov 1, 2005	5,630,500
Dec 1, 2005	5,630,500
Jan 1, 2006	5,630,500
Feb 1, 2006	5,630,500
Mar 1, 2006	5,630,500
Apr 1, 2006	5,630,500
May 1, 2006	5,630,500
June 1, 2006	5,630,500
July 1, 2006	5,630,500
Aug 1, 2006	5,630,500
Sep 1, 2006	5,630,500
Oct 1, 2006	5,630,500
Nov 1, 2006	5,630,500
Dec 1, 2006	5,630,500
Jan 1, 2007	5,630,500
Feb 1, 2007	5,630,500
Mar 1, 2007	5,630,500
Apr 1, 2007	5,630,500
May 1, 2007	5,630,500
June 1, 2007	5,630,500
July 1, 2007	5,630,500
Aug 1, 2007	5,630,500
Sep 1, 2007	5,630,500
Oct 1, 2007	5,630,500
Nov 1, 2007	5,630,500
Dec 1, 2007	5,630,500
Jan 1, 2008	5,630,500
Feb 1, 2008	5,630,500

Mar 1, 2008	5,630,500
Apr 1, 2008	5,630,500
May 1, 2008	5,630,500
June 1, 2008	5,630,500
July 1, 2008	5,630,500
Aug 1, 2008	5,630,500
Sep 1, 2008	5,630,500

SCHEDULE III: DETAILS OF LEASED ASSET

The estimated total (aggregate) Cost of Leased assets is approximately $4 million and as of the Lease Agreement date, the orders set forth below have been firmed up :-

Sr. No.	Vendor Name	Equipment Description	Amount (USD)
1	FarmStead Telephone Group Inc.	Avaya VOIP S8700 CMS 3.0	1,297,413
2	FarmStead Telephone Group Inc.	Extreme Network Switches	258,915
3	Computer Software Alliance Inc.	IBM P5/ 570 database server and Informix	234,983
4	3D Networks Pte Ltd.	Verint Digital Recording	535,000
5	FarmStead Telephone Group Inc	Avaya CMS 3.0 Install	114,836
6	FarmStead Telephone Group Inc.	Cabling	231,997
7	Redington Distribution Pte Ltd.	EMC Storage	124,500

	Total		2,797,644

Note : Orders for Servers, Computers, Routers and Other Assets, estimate of which is set forth below :-

Routers	USD 200,000
Computers, Desktops	USD 400,000
Others	USD 602,356

All the Leased Assets shall be installed at the Premises.

SCHEDULE IV: FORMAT OF NOTICE

Date: [•]

Aegis Communications Group Inc.

8001 Bent Branch Drive,

Irving,

Texas 75063

Dear Sir,

Re:	Notice under Section 5.4 of the Lease Agreement

Please be informed that the Lessor has defaulted in terms of the Loan Agreement consequent to which the entire Loan has become due and payable by the Lessor to SREI forthwith. We have already issued a notice to the Lessor recalling the Loan.

In terms of Section 5.4 of the Lease Agreement, all the rights, title, interest and benefit of the Lessor stand automatically assigned to and vested in favour of SREI on and from the date of this notice mentioned above. We therefore request you [to continue to make payment of the Lease Rentals into the Escrow Account / to make payments into (insert alternate account details) on and from the date of receipt of this notice].1

This notice shall become effective from the date specified in the notice.

Capitalised terms mentioned herein shall have the same meaning as ascribed to them in the Lease Agreement.

Yours faithfully,

For Srei Infrastructure Finance Limited

Authorised Signatory

[1]	Srei to retain whichever applicable